                                                           Exhibit 99.3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

INDUSTRY CONDITIONS

The 1990s have been devastating financially for the passenger domestic airline industry, with Southwest as the sole exception among larger carriers. Since 1990, the industry has been shrinking and we have been expanding. We are now carrying more than twice the number of passengers annually than in 1990, an annualized growth rate of 21 percent. In 1993, with the advent of Continental Lite and plans laid for the United Shuttle, the competitive trend away from Southwest began to reverse. In 1994, in the face of our own aggressive expansion, we experienced a massive increase of new competitive service from United, Continental, Reno, and TWA. We also were negatively impacted by the industry's use of persistent fare sales during the fourth quarter, which occurred at a time when we were aggressively converting Morris Air Corporation (Morris) to Southwest's operations and were experiencing operating difficulties of our own in reservations and revenue management. The result was a 47 percent decline in earnings in fourth quarter 1994 as compared to fourth quarter 1993. Many of the operational issues that surfaced during fourth quarter 1994 have been, or will soon be, addressed, most notably reservations capacity. However, some of their effects will carry over into the first two quarters of 1995, and, further, we cannot predict the actions of our competitors.

In response to these increasing competitive pressures, we implemented several measures. However, we face significantly more competition than we did a year ago, which may also continue to adversely affect comparisons to 1994 quarterly performances, particularly in first half 1995.

As compared to year ago levels, load factors and passenger revenue yields are currently down. (The consolidated load factor for January 1995 was 57.8 percent, compared with 63.1 percent for the same month of a year ago.) Our expectation is that this trend will continue at least during first half 1995. As expected, the integration of Morris into Southwest during 1994, which included 21 aircraft and seven new cities, resulted in our immediate competitive presence in the northwestern region of the U.S. and Salt Lake City. However, these new markets, which are in the development stage and, therefore, understandably low-yielding, will need to improve for overall yields to compare favorably to year ago levels. While there is no way to predict precisely how fast these markets will develop, we are encouraged by the pace thus far. We have also been encouraged with Customer acceptance of recent price increases, which may improve yield comparisons.
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From an operating cost perspective, we have been pleased with recent favorable trends versus year ago levels, including fuel prices. Our goal is to continue this trend in 1995, despite our basic lack of control over fuel prices. Significant cost reduction opportunities lie in distribution costs. Ticketless travel, the new SABRE Basic Booking Request, our enhanced Ticket By Mail product, and expanded reservations operations should all combine to help reduce distribution costs. During 1995, we currently plan to add twenty-seven 737-300 aircraft to our fleet and one new city, Omaha, Nebraska, to our route system, which will allow us to focus on strengthening our existing route system.

RESULTS OF OPERATIONS

1994 COMPARED WITH 1993 The Company's consolidated net income for 1994 was $179.3 million ($1.22 per share), as compared to the corresponding 1993 amount (before the cumulative effect of accounting changes) of $154.3 million ($1.05 per share), an increase of 16.2 percent. The increase in earnings was primarily attributable to an increase in operating income of 8.5 percent and a decrease in other expenses (nonoperating) of 46.9 percent.

Operating Revenues Consolidated operating revenues increased by 12.9 percent in 1994 to $2,591.9 million, compared to $2,296.7 million for 1993. This increase in 1994 operating revenues was derived from a 12.7 percent increase in passenger revenues. Revenue passenger miles (RPMs) increased 14.8 percent in 1994, compared to a 16.8 percent increase in available seat miles (ASMs), resulting in a decrease in load factor from 68.4 percent in 1993 to 67.3 percent in 1994. The 1994 ASM growth resulted from the addition of 21 aircraft during 1994.

Freight revenues in 1994 were $54.4 million, compared to $42.9 million in 1993. The 26.9 percent increase in freight revenues exceeded the 16.8 percent increase in ASMs for the same period primarily due to increased air freight volumes and United States mail services.

Operating Expenses Consolidated operating expenses for 1994 were $2,275.2 million, compared to $2,004.7 million in 1993, an increase of 13.5 percent, compared to the 16.8 percent increase in ASMs. On a per-ASM basis, operating expenses (excluding 1993 merger expenses) decreased 2.3 percent in 1994. The primary factors contributing to this decrease were an 8.8 percent decrease in average jet fuel cost per gallon and lower agency commission costs, offset by increased aircraft rentals.
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Operating expenses per ASM for 1994 and 1993 (excluding 1993 merger expenses)
were as follows:


- -----------------------------------------------------------------------------
Operating expenses per ASM
(expressed in cents)                                     Increase    Percent
                                   1994        1993      (decrease)  change
- -----------------------------------------------------------------------------
Salaries, wages,
      and benefits  . . . .        2.13        2.12         .01        0.5%
Profitsharing and Employee
      savings plans . . . .         .22         .21         .01        4.8
Fuel and oil  . . . . . . .        1.00        1.11        (.11)      (9.9)
Maintenance materials and
      repairs . . . . . . .         .59         .59          --         --
Agency commissions  . . . .         .47         .53        (.06)     (11.3)
Aircraft rentals  . . . . .         .42         .39         .03        7.7
Landing fees and
      other rentals . . . .         .46         .47        (.01)      (2.1)
Depreciation  . . . . . . .         .43         .44        (.01)      (2.3)
Other . . . . . . . . . . .        1.36        1.39        (.03)      (2.2)
- -----------------------------------------------------------------------------

TOTAL . . . . . . . . . . .        7.08        7.25        (.17)      (2.3)%
- -----------------------------------------------------------------------------


Salaries, wages, and benefits per ASM increased only .5 percent in 1994. This increase resulted from a 3.0 percent increase in average salary and benefits cost per Employee, partially offset by slower average headcount growth, which increased only 13.8 percent in 1994 versus the 1994 capacity (ASM) increase of
16.8 percent. The majority of the increase in average salary and benefits cost related to increased health benefits and workers' compensation costs. Employee productivity improved from 2,633 passengers handled per Employee in 1993 to 2,676 in 1994.

Profitsharing and Employee savings plan expenses per ASM increased 4.8 percent in 1994. The increase is primarily the result of increased matching contributions to Employee savings plans resulting from increased Employee participation and higher matching rates in 1994 for flight attendants and customer service employees under their respective collective bargaining agreements.

Fuel and oil expenses per ASM decreased 9.9 percent in 1994, primarily due to an 8.8 percent reduction in the average jet fuel cost per gallon from 1993. Jet fuel prices remained relatively stable throughout 1994, with quarterly averages ranging from $0.51 to $0.56 per gallon. Since year-end, fuel prices have averaged approximately $0.54 per gallon.
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In August 1993, the Revenue Reconciliation Act of 1993 was enacted, which, among other things, included an increase of 4.3 cents per gallon in transportation fuel tax, which becomes effective September 30, 1995, for jet fuel used in commercial aviation. This additional fuel tax will increase fuel expenses approximately $7.5 million in fourth quarter 1995.

Maintenance materials and repairs per ASM was unchanged in 1994 compared to 1993.

Agency commissions per ASM decreased 11.3 percent due to a lower mix of travel agency sales and lower 1994 passenger revenue per ASM. The lower travel agency sales mix resulted from 1994 enhancements to Southwest's ticket delivery systems for direct Customers, as described below.

In response to actions taken by our competitor-owned reservations systems, we reduced our operating costs and enhanced our ticket delivery systems by developing our own Southwest Airlines Air Travel ("SWAT") system allowing high-volume travel agents direct access to reservations; introduced overnight ticket delivery for travel agents; reduced to three the number of advance days reservations required for overnight delivery of tickets to consumers (Ticket By
Mail); developed our own Ticketless system, which was rolled out system-wide on January 31, 1995; and subscribed to a new level of service with SABRE that will automate the booking process for SABRE travel agencies effective May 1, 1995. We also continue to actively pursue other cost-effective solutions for automating non-SABRE travel agency bookings.

Aircraft rentals per ASM increased 7.7 percent in 1994. The increase primarily resulted from a third quarter 1994 sale/leaseback transaction involving ten new 737-300 aircraft and a lease of three used aircraft under long-term operating leases. At December 31, 1994, 44.7 percent of the Company's fleet was subject to operating leases, compared to 43.3 percent at December 31, 1993.

Other operating expenses per ASM decreased 2.2 percent in 1994 compared to 1993. The overall decrease is primarily attributable to operating efficiencies resulting from the transition of Morris operational functions to Southwest, primarily contract services which decreased $8.8 million (24.4 percent per ASM), offset by an increase in advertising costs of $24.1 million (22.9 percent per ASM) and primarily associated with the start-up of seven new cities and new competitive pressures in 1994.
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Other "Other expenses (income)" included interest expense, interest income, and nonoperating gains and losses. Interest expense decreased $5.1 million in 1994 due to the March 1, 1993 redemption of $100 million senior unsecured notes due 1996 and the repayment of approximately $54.0 million of Morris long-term debt during first quarter 1994. Capitalized interest increased $8.6 million in 1994 as a result of higher levels of advance payments on aircraft compared to 1993. Interest income for 1994 decreased $1.9 million primarily due to lower cash balances available for short-term investment.

Income Taxes      The provision for income taxes decreased in 1994 as a
percentage of income before taxes, including the cumulative effect of accounting changes, to 40.1 percent from 40.6 percent in 1993. The 1993 rate was higher due to deferred tax adjustments in 1993 related to the 1993 increase in the federal corporate income tax rate from 34 percent to 35 percent(see Note 11 to the Consolidated Financial Statements). This was offset by increased 1994 effective state income tax rates.

1993 COMPARED WITH 1992 Prior to 1993, Morris operated as a charter carrier. In 1993, Morris began operating as a FAR 121 Certificated Air Carrier, or scheduled service carrier, consistent with Southwest. For comparability from 1993 to 1992, the statistical and operating data for 1992 are based on scheduled passenger service only (i.e., Southwest). Accordingly, RPMs and ASMs for 1992 relate only to scheduled carrier operations.

The Company's consolidated income for the year 1993 was $154.3 million ($1.05 per share), before the cumulative effect of accounting changes, compared to pro forma consolidated income of $97.4 million ($.68 per share) for 1992, an increase of 58.4 percent. The increase in earnings was primarily attributable to an increase in operating income of 50.7 percent and was achieved despite an increase in the federal income tax rate, which increased the provision for income taxes $6.5 million, or $.04 per share.

Operating Revenues Consolidated operating revenues increased by 27.4 percent in 1993 to $2,296.7 million. Operating revenue per ASM for scheduled service carrier operations increased in 1993 to $.0835 from $.0789 in 1992. The increase in consolidated operating revenues was primarily related to a 36.5 percent increase in passenger revenues, which accounted for 96.5 percent of total operating revenues in 1993 versus 90.1 percent in 1992.

Consolidated RPMs increased 36.6 percent in 1993, which exceeded the 28.8 percent increase in ASMs, resulting in an increase in the load factor from 64.5 percent to 68.4 percent. The 1993 ASM increase resulted from the conversion of the Morris system from charter to scheduled service and the addition of 16 aircraft to the
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Southwest fleet. The additional 16 Southwest aircraft were primarily used to expand California, St. Louis, and Chicago markets and to initiate service from Louisville, Baltimore and San Jose.

Freight revenues increased in 1993 to $42.9 million from $33.1 million in 1992. The 29.6 percent increase in freight revenues exceeded the 28.8 percent ASM increase primarily due to further expansion of United States mail services and increased freight marketing programs.

Charter and other revenues decreased in 1993 from 1992 on a consolidated basis as Morris converted its operations in 1993 to scheduled service from charter operations. In 1993, consistent with the beginning of scheduled carrier service, Morris revenues were primarily derived from scheduled operations and, accordingly, classified as "passenger" revenues. Morris charter revenues totaled $117.8 million in 1992.

Operating Expenses Consolidated operating expenses increased 24.6 percent to $2,004.7 million from $1,609.2 million in 1992. The primary factors contributing to the increase were the 28.8 percent increase in ASMs; increased contributions to profit-sharing and Employee savings plans; higher agency commissions; higher aircraft rentals; and increased maintenance costs.

On a consolidated basis, the Company incurred $10.8 million of one-time merger expenses in connection with the December 1993 Morris acquisition. These expenses included $1.9 million of various professional fees; $4.7 million for disposal of duplicate or incompatible property and equipment; and $4.2 million for Employee relocation and severance costs related to elimination of duplicate or incompatible operations. As required for financial reporting purposes, these expenses have been reported as operating expenses.

Salaries, wages, and benefits per ASM decreased 2.3 percent in 1993. Excluding the effects of Morris, Southwest's cost per ASM for salaries, wages, and benefits increased .9 percent from 1992 to 1993. This increase resulted from a
2.2 percent increase in salaries and wages, offset by a 5.0 percent decrease in health benefit and workers' compensation costs per ASM. Headcount for Southwest increased 17.0 percent in 1993, slightly more than the 15.9 percent increase in ASMs. However, Employee productivity improved to 2,633 passengers handled per Employee in 1993 from 2,597 in 1992.

Morris contracted out all ground handling services, which are included in "other operating expenses." Consequently, salaries, wages, and benefits on a per-ASM basis are considerably lower for Morris than for Southwest contributing to the decrease in consolidated salaries, wages, and benefits per ASM.
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Profitsharing and Employee savings plan expenses per ASM increased 16.7 percent in 1993. The increase was primarily the result of higher earnings in 1993. For additional information, see Note 10 to the Consolidated Financial Statements.

Fuel and oil expenses per ASM decreased 2.6 percent in 1993 due to a 2.7 percent reduction in the average cost per gallon of jet fuel from 1992. Jet fuel prices remained relatively stable throughout 1993, continuing the trend which began in 1992, with quarterly averages ranging from $0.57 to $0.63 per gallon.

Maintenance materials and repairs per ASM increased 5.4 percent in 1993. This increase was primarily the result of higher airframe component repairs and higher amortization of capitalized scheduled airframe overhauls.

Agency commissions per ASM increased 6.0 percent in 1993 primarily due to increased passenger revenues per ASM.

Aircraft rentals per ASM increased 30.0 percent in 1993. The increase was primarily attributable to the expansion of Morris scheduled operations, which leased 18 of its 21 aircraft, 11 of which were leased in 1993. Additionally, the increase partially resulted from the sale/leaseback financing by Southwest, since late 1992, of seven 737-300 aircraft with long-term operating leases. Also in 1993, Southwest leased one used 737-300 aircraft under a long-term operating lease and one used 737-200 aircraft under a short-term operating lease.

Depreciation expense per ASM decreased 8.5 percent in 1993 due to the expansion of Morris, which, as stated above, consisted primarily of a leased aircraft fleet.

Other operating expenses per ASM increased 13.8 percent from 1992 to 1993. This increase is primarily the result of higher usage of contract services at Morris. As previously discussed, Morris contracted for all ground handling service, along with various other services that are handled internally at Southwest.

Other      "Other expenses(income)" included interest expense, interest income, and nonoperating gains and losses. Interest expense, net of capitalized interest, decreased 7.0 percent in 1993 due to the March 1, 1993 early redemption of $100 million in senior unsecured 9% Notes due 1996. See Note 6 to the Consolidated Financial Statements for further information. Net nonoperating losses in 1993 resulted from the write-down of certain internal system development costs and the settlement of certain employment-related litigation for $1.7 million.
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Income Taxes The provision for income taxes increased in 1993, as a percentage of income before income taxes and cumulative effect of accounting changes, to
40.6 percent from pro forma 38.1 percent in 1992. The increase was primarily the result of the increase in the federal income tax rate. See Note 11 to the Consolidated Financial Statements for further information.


LIQUIDITY AND CAPITAL RESOURCES

Cash provided from operations was $412.7 million in 1994, compared to $392.7 million in 1993. During 1994, additional funds of $315.0 million were generated from the sale and leaseback of ten new 737-300 aircraft subject to long-term operating leases (increasing total commitments for operating leases by $619.0 million).

 During 1994, capital expenditures of $788.6 million were primarily for the purchase of 18 new 737-300 aircraft, one used 737-300 aircraft previously leased by Morris, and progress payments for future aircraft deliveries. At December 31, 1994, capital commitments of the Company consisted primarily of scheduled aircraft acquisitions.

As of January 1995, Southwest had one-hundred-sixteen 737s on firm order, including twenty-five to be delivered in 1995, with options to purchase another seventy-four. Aggregate funding required for firm commitments approximated $3,042.7 million through the year 2001 of which $602.6 million related to 1995. See Note 4 to the Consolidated Financial Statements for further information.

The Company recently completed the construction of a $10.0 million reservation center in Little Rock, Arkansas, which began accepting calls on January 24, 1995, and announced that it will build an additional reservation center in Oklahoma City scheduled to open in second quarter 1995. Total estimated cost of the new Oklahoma City reservation center is approximately $10.0 million.

As of December 31, 1994 and since 1990, the Company had authority from its Board of Directors to purchase 3,750,000 shares of its common stock from time-to-time on the open market. No shares have been purchased since 1990.

The Company has various options available to meet its capital and operating commitments, including cash on hand at December 31, 1994 of $174.5 million, internally generated funds, and a revolving credit line with a group of banks of up to $300 million (none of which had been drawn at December 31, 1994). In addition, the Company will also consider various borrowing or leasing options to maximize earnings and supplement cash requirements.
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The Company currently has outstanding shelf registrations for the issuance of
$100 million senior unsecured notes and $98 million pass-through certificates relating to sale/leaseback transactions. The Company presently intends to utilize these sources of financing during 1995.

Cash provided from operations was $392.7 million in 1993 as compared to $282.1 million in 1992. During 1993, additional funds of $90.0 million were generated from the sale and leaseback of three new 737-300 aircraft subject to long-term operating leases (increasing total commitments for operating leases by $145.0 million). Morris also generated $17.8 million from certain bank borrowings. These proceeds were primarily used to finance aircraft-related capital expenditures and to provide working capital.